Exhibit 10.1

LEASE AGREEMENT BETWEEN

HLIT II CTC 3, L.P.,

AS LANDLORD, AND

GLOBAL INDUSTRIAL DISTRIBUTION INC.,

AS TENANT

DATED APRIL 18, 2019

CROSSROADS TRADE CENTER
DESOTO, TEXAS

LEASE AGREEMENT
THIS LEASE AGREEMENT (“Lease”) is dated this 18th day of April, 2019, between HLIT II CTC 3, L.P., a Texas limited partnership (“Landlord”) and GLOBAL INDUSTRIAL DISTRIBUTION INC., a Delaware corporation (“Tenant”). The following capitalized and bold faced terms, which have been placed at the beginning of this Lease for convenience, shall have the meaning set forth below.

Premises:
That portion of the Building, containing approximately 489,804 square feet, as determined by Landlord and as shown on Exhibit A situated on a portion of that certain real property legally described in Exhibit A-1 attached hereto (the “Land”).

Building:
The building located at 2119 North I-35 E, DeSoto, Texas 75115, containing approximately 948,380 square feet and commonly known as Building 3. Landlord and Tenant stipulate that the number of square feet in the Premises and in the Building set forth above is conclusive and shall be binding upon them.

Project:
The Building, the Land and other buildings, improvements, driveways, parking facilities, loading dock areas, roadways, any rail tracks associated with the Building and similar improvements situated on the Land and easements associated with the foregoing or the operation thereof.

Permitted Use
General industrial/warehouse use for the purpose of receiving, storing, shipping and selling products, materials and merchandise made and/or distributed by Tenant or its affiliates, together with an approximately 5,000 square foot “will call” area for customer pick up, and for such other lawful purposes as may be incidental thereto.

Tenant’s Proportionate Share :	51.65%
Lease Term:
Beginning on the Commencement Date and ending on the last day of the one hundred twenty-fifth (125th) full calendar month thereafter, unless sooner terminated or extended pursuant to the terms and provisions of this Lease.

Commencement Date:
The earliest of (a) the date Tenant occupies any portion of the Premises and begins conducting business therein; provided that Tenant’s Early Entry into the Premises pursuant to Section 9 of the construction Addendum shall not constitute conduct of business for purposes of this subpart (a); (b) the date on which Landlord achieves Substantial Completion (as defined in the Construction Addendum) of the Tenant Improvements, or (c) the date Landlord would have achieved Substantial Completion but for a Tenant Delay (as defined in the Construction Addendum); provided that the Commencement Date will not occur prior to July 15, 2019.

Base Rent:	For each month of the Lease Term, the amounts for the periods set forth in the following table:
	Lease Months	Annual Rate Per Sq. Ft.	Monthly Base Rent
	1 – 5	$0.00	$0.00
	6 – 17	$3.61	$147,349.37
	18 – 29	$3.70	$151,022.90
	30 – 41	$3.79	$154,696.43
	42 – 53	$3.89	$158,778.13
	54 – 65	$3.98	$162,451.66
	66 – 77	$4.08	$166,533.36
	78 – 89	$4.19	$171,023.23
	90 – 101	$4.29	$175,104.93

i

	102 – 113	$4.40	$179,594.80
	114 – 125	$4.51	$184,084.67

As used herein, the term “Lease Month” means each calendar month during the Lease Term. If the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month (the “Partial Month”) shall be included in the first Lease Month for purposes of determining the duration of the Lease Term; provided that, for purposes of payment of Base Rent, the Partial Month shall not be included with the first (1st) Lease Month and Tenant shall pay Base Rent and Operating Expenses for the Partial Month at the rate payable for the sixth (6th) Lease Month, prorated appropriately.

Initial Estimated Monthly Operating Expense Payments (estimates only and subject to adjustment to actual costs and expenses according to the provisions of this Lease):	Expense	Annual Estimate Per Sq. Ft.	Monthly Estimate
	Utilities:	To be paid separately in accordance with Section 7 below.
	Common Area Maintenance:	$0.20	$8,163.40
	Insurance:	$0.07	$2,857.19
	Taxes:	$0.95	$38,776.15

	Estimated Total:	$1.22	$49,796.74
Initial Monthly Base Rent and Operating Expense Payments:	$197,146.11
Security Deposit:	$233,881.41
Guarantor:
Global Industrial Holdings LLC, a Delaware limited liability company. Concurrent with Tenant’s execution and delivery of this Lease, Tenant shall cause Guarantor to execute and deliver a guaranty in favor of Landlord in the form attached hereto as Exhibit G (the “Guaranty”).

Brokers:	Cushman & Wakefield of Texas, Inc., representing Tenant, and Jones Lang LaSalle, representing Landlord
Tenant’s Notice Address:	Global Industrial Distribution Inc. 11 Harbor Park Drive Port Washington, NY 11050 Attention: General Counsel Telephone: 516-608-7606
Landlord’s Notice Address:	HLIT II CTC 3, L.P. c/o Clarion Partners 1717 McKinney Ave., Suite 1900 Dallas, Texas 75202-1236 Attention: Courtney Phelps
Addenda:
Rules and Regulations; Exhibit A (Premises); Exhibit A-1 (Legal Description of Real Property); Exhibit B (Construction Addendum); Exhibit C (Space Plan); Exhibit D (Commencement Date Agreement); Exhibit E (Renewal Option); Exhibit F (Tenant’s Parking Spaces and Tenant’s Trailer Spaces); and Exhibit G (Guaranty)

LIST OF DEFINED TERMS

Page
Addenda	iii
Arbitration Notice	E-1
Base Rent	i
Brokers	ii
Building	i
Building Sign	10
Commencement Date	i
Commencement Date of the Renewal Term	E-1
Controllable Operating Expenses	4
Environmental Requirements	20
Estimates	E-2
Event of Default	15
Force Majeure	21
GAAP	12
Guarantor	ii
Guaranty	ii
Hazardous Substance	20
holder	18
include	1
including	1
Initial Estimated Monthly Operating Expense Payments	ii
Initial Monthly Base Rent and Operating Expense Payments	ii
Land	i
Landlord	i
Landlord’s Notice Address	iii
Lease	i
Lease Month	ii
Lease Term	i
Legal Requirements	1
mortgage	18
OFAC	2
Operating Expenses	3
Partial Month	ii
PCBs	20
Permitted Use	i
Plans	B-1
Premises	i
Proceeding for Relief	15
Project	i
Renewal Amendment	E-1
Renewal Notice	E-1
Renewal Term	E-1
Replacement Cost	9
Security Deposit	ii
Substantial Completion	B-1
Substantially Completed	B-1
Taken	12
Taking	12
Tangible Net Worth	12
Taxes	5
Telecommunications Services	24
Tenant	i
Tenant Affiliate	12

Tenant Delay	B-1
Tenant Energy Use Disclosure	5
Tenant Improvements	B-1
Tenant's Notice Address	ii
Tenant's Portion	9
Tenant's Proportionate Share	i
Tenant-Made Alterations	9
Tenant-Related Parties	8
Trade Fixtures	10
Transfer	12

v

LEASE
1.Granting Clause. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Lease.
2.Acceptance of Premises. Except as may otherwise be expressly provided in a Construction Addendum attached hereto as Exhibit B, Tenant shall accept the Premises on the Commencement Date in its “AS‑IS, WHERE‑IS” condition, subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Landlord shall have no obligation to perform or pay for any repair or other work therein. Landlord has made no representation or warranty as to the suitability of the Premises for the conduct of Tenant’s business, and Tenant waives any implied warranty that the Premises are suitable for Tenant’s intended purposes. TENANT ACKNOWLEDGES THAT (a) IT HAS INSPECTED AND ACCEPTS THE PREMISES IN AN “AS‑IS, WHERE‑IS” CONDITION (EXCEPT AS EXPRESSLY PROVIDED IN THE CONSTRUCTION ADDENDUM ATTACHED HERETO AS EXHIBIT B), (b) THE BUILDINGS AND IMPROVEMENTS COMPRISING THE PREMISES ARE SUITABLE FOR THE PURPOSE FOR WHICH THE PREMISES ARE LEASED AND LANDLORD HAS MADE NO WARRANTY, REPRESENTATION, COVENANT, OR AGREEMENT WITH RESPECT TO THE SUITABILITY, HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PREMISES, (c) THE PREMISES ARE IN GOOD AND SATISFACTORY CONDITION, (d) NO REPRESENTATIONS AS TO THE REPAIR OF THE PREMISES, NOR PROMISES TO ALTER, REMODEL OR IMPROVE THE PREMISES HAVE BEEN MADE BY LANDLORD (EXCEPT AS EXPRESSLY PROVIDED IN THE CONSTRUCTION ADDENDUM ATTACHED HERETO AS EXHIBIT B), AND (e) THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED, IMPLIED OR STATUTORY, THAT EXTEND BEYOND THE DESCRIPTION OF THE PREMISES. TENANT HEREBY WAIVES ANY WARRANTY OF CONDITION OR HABITABILITY, SUITABILITY FOR OCCUPANCY, USE OR HABITATION, FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, EXPRESS OR IMPLIED, RELATING TO THE PREMISES. Tenant has not relied on any representations or warranties not expressly set forth in this Lease. Except as provided in Section 10 and Exhibit B, in no event shall Landlord have any obligation for any defects in the Premises or any limitation on its use. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken except for items that are Landlord’s responsibility under Section 10 and Exhibit B.

3.Use.

(a)    Subject to Tenant’s compliance with all zoning ordinances and Legal Requirements (as hereinafter defined), the Premises shall be used only for the Permitted Use and for such other lawful purposes as may be incidental thereto. Tenant shall not conduct or give notice of any auction, liquidation, or going out of business sale on the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises. Tenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Landlord or any tenants of the Project. Outside storage, including storage of trucks and other vehicles, is prohibited without Landlord’s prior written consent, with the exception of the trailer parking as noted herein. As used in this Lease, “including” and “include” shall always mean “without limitation.”

(b)    Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to Tenant’s use and occupancy of the Premises (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant’s specific use or occupation of the Premises. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Tenant’s use or occupation of the Premises, or because Tenant vacates the Premises, then Tenant shall pay the amount of such increase to Landlord. Any entrance into or occupation of the Premises by Tenant prior to the Commencement Date shall be subject to all obligations of Tenant under this Lease, subject to Tenant’s early access rights as set forth in Section 9 of Exhibit B. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

(c)    Tenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any areas designated by Landlord from time to time as common areas for the use and enjoyment of all tenants and occupants of the Project, subject to such reasonable rules and regulations as Landlord may promulgate from time to time. Under no circumstances shall the right therein granted to use the common areas be deemed to include the right to store any property, temporarily or permanently, in the common areas. Landlord or such other person(s) as Landlord may appoint shall have the exclusive control and management of the common areas.
4.    Base Rent. Tenant shall pay Base Rent in the amounts in the table of Base Rent set forth on the first page of this Lease. The Base Rent payable for the sixth (6th) Lease Month, the Security Deposit, and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on the date hereof, and Tenant promises to pay to Landlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first day of each calendar month succeeding the sixth (6th) Lease Month in accordance with the table of Base Rent set forth on the first page of this Lease. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except where expressly provided in this Lease. Tenant acknowledges that late payment by Tenant to Landlord of any rent due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to determine. Therefore, if Tenant is delinquent in any monthly installment of Base Rent, estimated Operating Expenses or other sums due and payable hereunder for more than seven (7) days, Tenant shall pay to Landlord on demand a late charge equal to five percent (5%) of such delinquent sum; provided, however, Tenant shall not incur such late charge with respect to the first late payment during any calendar year so long as Tenant pays the amount due within ten (10) days after receipt of written notice that such payment was not made when due. In addition, all payments required of Tenant hereunder which are more than 30 days past due shall bear interest from the date due until paid at the lesser of fifteen percent or the maximum lawful rate of interest. The parties agree that such late charge and interest represent a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The provision for such late charge shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty. Additionally, Tenant shall pay to Landlord all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon, or measured by, any amount payable by Tenant under this Lease.
5.Security Deposit. The Security Deposit shall be held by Landlord as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of an Event of Default (hereinafter defined), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Any such restoration payment which is not paid within ten days after Landlord’s written demand therefor shall bear interest from the date of such written demand until paid at the lesser of fifteen percent or the maximum lawful rate of interest. The parties agree that such interest represents a fair and reasonable estimate of the costs that Landlord will incur by reason of such late payment by Tenant. The provision for such interest shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as a penalty. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. If Tenant shall perform all of its obligations under this Lease and return the Premises to Landlord at the end of the Lease Term in the condition required upon surrender pursuant to the terms of this Lease, Landlord shall return all of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by law to Tenant within thirty (30) days after the end of the Lease Term. Landlord and Tenant agree that such deductions shall include all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. If Landlord transfers its interest in the Premises Landlord shall assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit as provided by law, Landlord thereafter shall have no further liability for the return of the Security Deposit.
6.    Operating Expense Payments.
(a)    During each month of the Lease Term (including during the initial four (4) Lease Months), on the same date that Base Rent is due, Tenant shall pay Landlord an amount equal to 1/12 of the annual cost, as estimated by Landlord from time to time, of Tenant’s Proportionate Share (hereinafter defined) of Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated.
(b)    The term “Operating Expenses” means all costs and expenses incurred by Landlord with respect to the ownership, maintenance, and operation of the Project including, but not limited to costs of: Common Area utilities; maintenance, repair and replacement of all portions of the Project, including paving and parking areas, roads, roofs (including roof membrane) (except that Landlord is responsible for replacement of the roof as provided in Section 10, Tenant being responsible only for Tenant’s Proportionate Share of the cost of roof repairs), alleys, and driveways; mowing, snow removal, landscaping, and exterior painting; the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting and mechanical and building systems serving the Building or Project; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association or any restrictive covenants to which the Project is subject; fees payable to tax consultants and attorneys for consultation and contesting taxes; environmental insurance or environmental management fees; the cost of any insurance deductibles for insurance maintained by Landlord with respect to the Project; property management fees payable to a property manager (not to exceed 3% of the gross revenue from the Project), including any affiliate of Landlord, or if there is no property manager, an administration fee not to exceed 3% of the gross revenue from the Project payable to Landlord; security services, if any; and additions or alterations made by Landlord to the Project or the Building in order to comply with Legal Requirements (other than those expressly required herein to be made by Tenant) or that are appropriate to the continued operation of the Project or the Building for the Permitted Use in the market area, provided that the cost of such additions or alterations that are required to be capitalized for federal income tax purposes shall be amortized on a straight line basis over a period equal to the useful life thereof for federal income tax purposes and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year. In addition, Operating Expenses shall include (A) Taxes (hereinafter defined) for each calendar year during the Lease Term, and (A) the cost of insurance maintained by Landlord for the Project for each calendar year during the Lease Term.
(c)    Notwithstanding the foregoing, Operating Expenses do not include (A) costs, expenses, depreciation or amortization for capital repairs and capital replacements required to be made by Landlord under Section 10 of this Lease; (A) debt service under mortgages or base ground rent under ground leases; (A) costs of restoration to the extent of net insurance proceeds actually received by Landlord with respect thereto; (A) leasing commissions or the costs of renovating space for tenants; (A) any costs or legal fees incurred in connection with any particular tenant; (6) interest and penalties on taxes not timely paid by Landlord; and (7) overhead or profit increments paid to any affiliates or subsidiaries of Landlord for goods or services on or to the Project, to the extent that the cost of such goods or services exceeds that which would ordinarily be charged by non-affiliated entities of similar skill, competence and experience. The cost of any repairs or replacements which are classified as capital improvements under generally accepted accounting principles shall be amortized over the useful life of the improvement and included in Operating Expenses only to the extent of the amortized amount for the respective calendar year.
(d)    Following the end of each year of the Lease Term, Landlord shall deliver to Tenant a statement of actual Operating Expenses for the Project for such year. If Tenant’s total payments of Operating Expenses for any year, as reflected on Landlord's statement, are less than Tenant’s Proportionate Share of actual Operating Expenses for such year, then Tenant shall pay the difference to Landlord within thirty (30) days after demand, and if more, then Landlord shall retain such excess and credit it against Tenant’s next payments. For purposes of calculating Tenant’s Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Commencement Date, and the last year, which shall end on the expiration of this Lease.
(e)    Tenant’s Proportionate Share shall be the percentage set forth on the first page of this Lease as reasonably adjusted by Landlord in the future for changes in the physical size of the Premises or the Building. Landlord may equitably increase Tenant’s Proportionate Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project or Building that includes the Premises or that varies with occupancy or use. The estimated Operating Expenses for the Premises set forth on the page ii of this Lease are only estimates, and Landlord makes no guaranty or warranty that such estimates will be accurate. The Project may be changed from time-to-time in the sole discretion of Landlord, including, but not by way of limitation, the layout, size, improvements and other characteristics of the Project.
(f)    Notwithstanding the foregoing, for purposes of computing Tenant’s Proportionate Share of Operating Expenses, commencing on January 1, 2021, the Controllable Operating Expenses (hereinafter defined) shall not increase by more than 8% per calendar year on a compounding and cumulative basis over the course of the remaining Lease Term. In other words, Controllable Operating Expenses for calendar year 2021 shall not exceed 108% of the Controllable Operating Expenses for calendar year 2020, and Controllable Operating Expenses for calendar year 2022 shall not exceed 108% of the limit on Controllable Operating Expenses for calendar year 2021, etc. By way of illustration, if Controllable Operating Expenses were $1.00 per square foot for calendar year 2020, then Controllable Operating Expenses for calendar year 2021 shall not exceed $1.08 per square foot, and Controllable Operating Expenses for calendar year 2022 shall not exceed $1.1664 per square foot. “Controllable Operating Expenses” shall mean all Operating Expenses exclusive of (i) the cost of wages and salaries to the extent of increases in minimum wage required by federal or state law or to the extent of increases required by a collective bargaining agreement, (ii) the cost of utilities, (iii) the cost of insurance, (iv) taxes and assessments and governmental charges, (v) fees for management services (subject to the 3% cap set forth in Section 6(b) above), and (vi) costs incurred to comply with Legal Requirements. Notwithstanding anything to the contrary herein, if any portion of the Project is not fully operational during calendar year 2020, then for purposes of determining the cap on Controllable Operating Expenses, the Operating Expenses for calendar year 2020 shall be annualized to the amount of Operating Expenses that would have been incurred had the Project been fully operational under normal operating conditions for such year.
7.    Utilities.
(a)    Tenant shall timely pay for all water, gas, electricity, heat, light, power, telephone, sewer, sprinkler services, refuse and trash collection, and other utilities and services used on the Premises, all maintenance charges for utilities, and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Tenant’s use of the Premises. As part of the Tenant Improvements, Landlord shall cause the gas and electrical service to the Premises to be separately metered. All separately metered utilities will be charged directly to Tenant by the provider. Tenant shall pay its share of all charges for jointly metered utilities based upon consumption, as reasonably determined by Landlord. Tenant agrees to limit use of water and sewer for normal restroom use and warehouse floor cleaning. No interruption or failure of utilities shall result in the termination of this Lease or the abatement of rent or result in any liability of Landlord. Tenant, at Tenant’s sole cost and expense, shall contract directly with a janitorial service and shall pay for all janitorial services used on or for the Premises. Landlord shall have no obligations whatsoever in connection therewith.
(b)    Notwithstanding anything to the contrary contained in this Lease, Tenant agrees that Landlord, at its election, may contact any utility company providing utility services to the Premises in order to obtain data on the energy being consumed by the occupant of the Premises. Furthermore, Tenant agrees to provide Landlord with Tenant’s energy consumption data within thirty (30) days after Landlord’s request for the same. Tenant acknowledges that pursuant to applicable Legal Requirements, Landlord may be required to disclose information concerning Tenant’s energy usage at the Building to certain third parties, including, without limitation, prospective purchasers, lenders and tenants of the Project (the “Tenant Energy Use Disclosure”). Tenant hereby (A) consents to all such Tenant Energy Use Disclosures, and (B) acknowledges that Landlord shall not be required to notify Tenant of any Tenant Energy Use Disclosure. Tenant agrees to take such further actions as are necessary in order to further the purpose of this paragraph, including, without limitation, providing to Landlord the names and contact information for all utility providers serving the Premises, copies of utility bills, written authorization from Tenant to any such utility company to release information to Landlord, and any other relevant information reasonably requested by Landlord or the applicable utility company.
8.    Taxes. Landlord shall timely pay all taxes, assessments, special assessments, improvement districts, and governmental charges (collectively referred to as “Taxes”) that either (a) accrue against the Project during the Lease Term if such Taxes are payable in advance, or (a) are assessed against the Project during the Lease Term if such Taxes are payable in arrears. Taxes shall be included as part of the Operating Expenses charged to Tenant pursuant to Section 6 hereof during each year of the Lease Term, based upon Landlord’s reasonable estimate of the amount of Taxes, and shall be subject to reconciliation and adjustment pursuant to Section 6 once the actual amount of Taxes is known. Taxes shall include any increase in any of the foregoing based upon construction of improvements on the Project or changes in ownership (as defined in applicable laws), and notwithstanding anything to the contrary herein, Taxes shall include the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision. Landlord may contest by appropriate legal proceedings the amount, validity, or application of any Taxes or liens thereof and any costs incurred in such contest may be included as part of Taxes. All capital levies or other taxes assessed or imposed upon the rents payable to Landlord under this Lease and any franchise tax, any excise, transaction, sales, business & occupation, or privilege tax, assessment, levy or charge measured by or based, in whole or in part, upon such rents from the Premises and/or the Project or any portion thereof shall be paid by Tenant to Landlord monthly in estimated installments or upon demand, at the option of Landlord, as additional rent; provided, however, in no event shall Tenant be liable for any net income taxes imposed on Landlord unless such net income taxes are in substitution for any Taxes payable hereunder. If any such tax or excise is levied or assessed directly against Tenant, then Tenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Tenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Landlord or Tenant, and if any such taxes are levied or assessed against Landlord or Landlord’s property and Landlord pays them or the assessed value of Landlord’s property is increased thereby and Landlord pays the increased taxes, then Tenant shall pay to Landlord such taxes within ten (10) days after Landlord’s request therefor. For property tax purposes, TENANT WAIVES ALL RIGHTS TO PROTEST OR APPEAL THE APPRAISED VALUE OF THE PREMISES, AS WELL AS THE PROJECT, AND ALL RIGHTS TO RECEIVE NOTICES OF REAPPRAISEMENT, AS SET FORTH IN SECTIONS 41.413 AND 42.015 OF THE TEXAS TAX CODE.
9.    Insurance.
(a)    Landlord shall obtain and maintain the following: A) causes of loss – special form property insurance covering the full replacement cost of the Building (excluding foundations), less a commercially reasonable deductible if Landlord so chooses; and A) commercial general liability insurance, which shall be in such amount as Landlord so determines and shall be in addition to, and not in lieu of, any insurance required to be maintained by Tenant. Subject to the provisions of Section 9(d) below, Landlord shall not insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Premises or any alteration, addition, or improvement which Tenant may make upon the Premises. In addition, Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood insurance and rent loss insurance. The premiums for all such insurance shall be included as part of the Operating Expenses charged to Tenant pursuant to Section 6 hereof. The Project or Building may be included in a blanket policy (in which case the cost of such insurance allocable to the Project or Building will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance that Landlord reasonably deems necessary as a result of Tenant’s use of the Premises. Tenant shall not be named as an additional insured on any policy of liability insurance maintained by Landlord.
(b)    Effective as of the earlier of: A) the date Tenant enters or occupies the Premises; or A) the Commencement Date, and continuing during the Lease Term, Tenant, at its expense, shall obtain and maintain in full force the following insurance coverage (subject to increases in coverage amounts and additional types of coverage, as reasonably determined by Landlord from time to time):

(A)    causes of loss – special form property insurance including theft, sprinkler leakage and boiler and machinery coverage, covering the full replacement cost of all property and improvements (including the Tenant Improvements and Tenant-Made Alterations) installed or placed in the Premises by Tenant or for Tenant’s benefit or which is required by the terms of this Lease to be maintained by Tenant, and containing ordinance or law coverage. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant’s improvements, alterations, and additions to the Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Premises;
(B)    worker’s compensation insurance in accordance with the laws of the state in which the Premises are located, with employer’s liability insurance in an amount not less than $1,000,000;
(C)    business income and extra expense insurance covering failure of Tenant’s equipment and covering all periods of interruption, with limits not less than one hundred percent (100%) of all charges payable by Tenant under this Lease for a period of twelve (12) months;
(D)    business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence;
(E)    commercial general liability insurance on the most current ISO Form CG 00 01 or equivalent which insures against claims for bodily injury, personal injury, advertising injury, and property damage occurring in or about the Premises. Such commercial general liability insurance shall afford, at a minimum, the following limits: each occurrence: $1,000,000; general aggregate: $2,000,000 per location; products/completed operations aggregate: $1,000,000; personal and advertising injury liability: $1,000,000; fire damage: $100,000; fire legal liability: $100,000; medical payments: $5,000. Such commercial general liability insurance shall name Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives, as additional insureds. This coverage shall include blanket contractual liability, broad form property damage liability, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire, a contractual liability endorsement, and provide primary coverage to Landlord (any policy issued to Landlord providing duplicate or similar coverage shall be deemed excess over Tenant’s policies). Such insurance shall be written on an occurrence and not a claims-made basis and contain a standard separation of insureds provision; and
(F)    umbrella/excess liability insurance, on an occurrence basis, that applies in excess of the required commercial general liability, business automobile liability, and employer’s liability policies with a minimum limit of $5,000,000 per occurrence and $5,000,000 in the annual aggregate. These limits shall be in addition to and not including those stated for the underlying commercial general liability, business automobile liability, and employer's liability insurance required herein. Such umbrellas/excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance as respects the coverage afforded to any additional insured. The umbrella/excess liability policies shall also provide that they apply before any other insurance, whether primary, excess, contingent or on any other basis, available to an additional insured on which the additional insured is a named insured (which shall include any self-insurance), and that the insurer will not seek contribution from such insurance.

(c)    All policies required to be carried by Tenant hereunder shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises is located with a rating of at least “A‑: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord in writing. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder (or, at Landlord’s option, copies of the policies evidencing coverage ) shall be delivered to Landlord prior to delivery or possession of the Premises and within ten (10) days following each renewal date. Certificates of insurance shall include an endorsement for each policy showing that Landlord, its trustees, officers, directors, members, agents, and employees, Landlord’s mortgagees, and Landlord’s representatives are included as additional insureds on liability policies and that Landlord is named as loss payee on the property insurance as stated in Section 9(b)(1) above. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least fifteen (15) days’ prior written notice to Landlord.
(d)    In the event that Tenant fails to comply with the foregoing insurance requirements or to timely deliver to Landlord copies of such policies and certificates evidencing the coverage required herein, Landlord, in addition to any remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand all costs thereof, plus an administrative fee of fifteen percent (15%) of such costs.
(e)    The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of the party responsible therefore or relieve such party of any obligation thereunder. The amount of any deductibles selected by Tenant shall be subject to Landlord's approval and payment of such deductibles shall be the sole responsibility of Tenant.
(f)    Should Tenant engage the services of any contractor to perform work in the Premises, Tenant shall ensure that such contractor carries commercial general liability (including completed operations coverage for a period of three (3) years following completion of the work), business automobile liability, umbrella/excess liability, worker’s compensation and employers liability coverages in substantially the same amounts as are required of Tenant under this Lease. Such contractor shall name Landlord, its trustees, officers, directors, members, agents and employees, Landlord’s mortgagees and Landlord’s representatives as additional insureds on the liability policies required hereunder.
All policies required to be carried by any such contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Premises is located with a rating of at least “A‑: X” or better as set forth in the most current issue of Best’s Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Premises. Further, the certificates must include an endorsement for each policy whereby the insurer agrees not to cancel, non-renew, or materially alter the policy without at least thirty (30) days’ prior written notice to Landlord. The above requirements shall apply equally to any subcontractor engaged by contractor.
(g)    The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. The failure of a party to insure its property shall not void this waiver. Notwithstanding anything to the contrary contained herein, Tenant hereby waives and releases any claims against Landlord, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage to Tenant's property which is insured against or required to be insured against by Tenant hereunder (whether by self-insurance or otherwise), REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF LANDLORD CAUSED SUCH LOSS. Landlord hereby waives and releases any claims against Tenant, and its officers, directors, employees, managers, agents, invitees and contractors (collectively, “Tenant-Related Parties”) for any loss or damage to Landlord’s property which is insured against by Landlord or required to be insured against hereunder, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF TENANT CAUSED SUCH LOSS; however, deductible amounts paid under

Landlord’s insurance shall be included in Operating Expenses. The foregoing waivers and releases shall not apply to losses or damages in excess of actual or required policy limits, whichever is greater. Landlord and its officers, directors, employees, managers, agents, invitees and contractors shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever, REGARDLESS OF WHETHER THE NEGLIGENCE OR FAULT OF LANDLORD CAUSED SUCH LOSS. The waivers set forth in this Section 9(g) shall be in addition to, and not in substitution for, any other waivers, indemnities, or exclusions of liabilities set forth in this Lease.
10.    Landlord’s Repairs. This Lease is intended to be a net lease; accordingly, Landlord’s maintenance and repair obligations are limited to the replacement and repair of the Building’s roof structure and membrane and maintenance of the foundation piers and structural members of the exterior walls, reasonable wear and tear and uninsured losses and damages caused by Tenant or a Tenant-Related Party excluded. The term “walls” as used in this Section 10 shall not include windows, window frames, glass or plate glass, doors or overhead doors, door frames, special store fronts, dock bumpers, dock plates or levelers, or office entries, all of which shall be maintained by Tenant. Tenant shall promptly give Landlord written notice of any repair required by Landlord pursuant to this Section 10, after which Landlord shall have a reasonable opportunity to repair such item. Landlord shall also maintain in good repair and condition the parking areas and other common areas of the Building, including, but not limited to driveways, alleys, landscape and grounds surrounding the Premises, the cost of such maintenance, repair and replacement to be paid in accordance with Section 6 hereof.
11.    Tenant’s Repairs.
(a)    Subject to Landlord’s obligation in Section 10, Tenant, at its sole expense, shall repair, replace and maintain in good condition all portions of the Premises and all areas, improvements and systems exclusively serving the Premises including dock, dock equipment and loading areas, dock doors, plumbing, water, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Lease Term, subject to the terms of Section 11(d) below. Maintenance and repair of the heating, ventilation and air conditioning systems and other mechanical and building systems serving the Premises shall be at Tenant’s expense pursuant to maintenance service contracts entered into by Tenant or, at Landlord’s written election, by Landlord (but at Tenant’s expense not to exceed the cost Tenant would reasonably be able to achieve under a separate agreement with a contractor of similar competence and experience). The scope of services and contractors under such maintenance contracts shall be subject to Landlord’s prior written approval. Landlord shall assign to Tenant on a non-exclusive basis all warranties available with respect to those portions of the Premises Tenant is obligated to maintain hereunder.
(b)    In the event that any repair or maintenance obligation required to be performed by Tenant hereunder may affect the structural integrity of the Building (e.g., roof, foundation, structural members of the exterior walls), prior to commencing any such repair, Tenant shall provide Landlord with written notice of the necessary repair or maintenance and a brief summary of the structural component or components of the Building that may be affected by such repair or maintenance. Within ten (10) business days after Landlord’s receipt of Tenant’s written notice, Landlord shall have the right, but not the obligation, to elect to cause such repair or maintenance to be performed by Landlord, or a contractor selected and engaged by Landlord, but at Tenant’s sole cost and expense. The foregoing sentence is not intended to obligate Tenant to pay for repairs or maintenance to those structural items which are Landlord’s responsibility pursuant to Section 10 above, but shall only require Tenant to pay for the repair and maintenance to such structural components to the extent such repair or maintenance is necessitated due to the performance of Tenant’s repair and maintenance obligations pursuant to this Section 11.
(c)    Within the fifteen (15) day period prior to the expiration or termination of this Lease, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the hot water equipment and the HVAC system are then in good repair and working order. If Tenant fails to perform any repair or replacement for which it is responsible, Landlord may perform such work and be reimbursed by Tenant within ten (10) days after demand therefor. Subject to Sections 9 and 15, Tenant shall bear the full cost of any repair or replacement to any part of the Building or Project that results from damage caused by Tenant or a Tenant-Related Party and any repair that benefits only the Premises.
(d)    Provided that Tenant maintains the required maintenance service contract for the heating, ventilation and air conditioning systems as required above, and except for any replacements necessitated by any action or inaction of Tenant or its agents, contractors, employees, invitees, licensees, or visitors, Landlord and Tenant agree that if a heating, ventilation and air conditioning unit serving the office portion of the Premises requires replacement during the Lease Term, as reasonably determined by Landlord, Landlord shall perform such replacement; provided, however, Tenant shall reimburse Landlord within thirty (30) days after Landlord’s invoice therefor for Tenant’s Portion (as hereinafter defined) of such replacement costs (the “Replacement Cost”). “Tenant’s Portion” shall be calculated by multiplying the Replacement Cost by a fraction, the numerator of which shall be the number of months left in the Lease Term at the time such unit is replaced, and the denominator of which shall be the number of months constituting the useful life of the new unit as determined on a commercially reasonable basis (i.e. if Landlord replaces an existing heating, ventilation and air conditioning unit with a unit having a useful life of 120 months, and there are 18 months left in the Lease Term, Tenant shall reimburse Landlord for 15% of the cost of the new unit). If Tenant fails to maintain the required maintenance service contract for the heating, ventilation and air conditioning systems in effect at any time during the Lease Term, Landlord’s obligation to pay for any repair or replacement of any heating, ventilation and air conditioning unit shall terminate and be of no force or effect. If the Lease Term is subsequently extended after the initial calculation of Tenant’s Portion, a separate calculation of Tenant’s Portion shall be made with respect to the Replacement Cost payable by Tenant during such extended term, and Tenant shall pay such amount upon the commencement of the extended term.
12.    Tenant-Made Alterations and Trade Fixtures.
(a)    Any alterations, additions, or improvements made by or on behalf of Tenant to the Premises (“Tenant-Made Alterations”) shall be subject to Landlord’s prior written consent. However, Landlord’s consent shall not be required for any proposed Tenant-Made Alterations that satisfy all of the following criteria (a “Cosmetic Alteration”): (1) is not visible from the exterior of the Premises or Building; (2) will not affect the systems or structure of the Building; (3) does not require a building permit; and (4) will not cost more than $50,000.00 in the aggregate. Except for the requirement of obtaining Landlord’s prior written consent and the requirement of delivering plans to the Landlord, Cosmetic Alterations shall otherwise be subject to all the other provisions of this Section 12. Tenant shall cause, at its expense, all Tenant-Made Alterations to comply with insurance requirements and with Legal Requirements and shall construct at its expense any alteration or modification required by Legal Requirements as a result of any Tenant-Made Alterations.
(b)    All Tenant-Made Alterations shall be constructed in a good and workmanlike manner by contractors reasonably acceptable to Landlord and only good grades of materials shall be used. All plans and specifications for any Tenant-Made Alterations shall be submitted to Landlord for its approval. Landlord may monitor construction of the Tenant-Made Alterations. Tenant shall reimburse Landlord for its costs in reviewing plans and specifications and in monitoring construction, such monitoring costs not to exceed five percent (5%) of the total cost of such Tenant-Made Alterations. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to see that such plans and specifications or construction comply with applicable laws, codes, rules and regulations.
(c)    Tenant shall provide Landlord with the identities and mailing addresses of all contractors, subcontractors and materialmen performing work or supplying materials, prior to beginning such construction, and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall furnish security or make other arrangements satisfactory to Landlord to assure payment for the completion of all work free and clear of liens and shall provide certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Tenant-Made Alterations, Tenant shall deliver to Landlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Tenant-Made Alterations and full and final lien waivers from all such contractors and subcontractors.

(d)    Upon surrender of the Premises, all Tenant-Made Alterations and any leasehold improvements constructed by Landlord or Tenant shall remain on the Premises as Landlord’s property, except to the extent Landlord requires removal at Tenant’s expense of any such items or Landlord and Tenant have otherwise agreed in writing in connection with Landlord’s consent to any Tenant-Made Alterations. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall repair any and all damage caused by such removal and restore the Premises to their condition existing upon the later of the Commencement Date or Substantial Completion (as defined in the Construction Addendum), normal wear and tear excepted.
(e)    Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such racking, shelves, bins, machinery and trade fixtures (collectively “Trade Fixtures”) in the ordinary course of its business provided that such items do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Prior to the expiration or termination of this Lease, Tenant, at its sole expense, shall remove its Trade Fixtures and shall repair any and all damage caused by such removal. Notwithstanding the foregoing, Landlord acknowledges and agrees that Tenant’s racking will be anchored to the concrete slab of the Building and that, upon Tenant vacating the Premises, these anchors will be cut flush with the slab and neither removed nor filled, and such condition shall be considered normal wear and tear.
(f)    Subject to compliance with the terms and conditions of this Section 12, including obtaining Landlord’s approval of the plans therefor, Landlord agrees that Tenant may install (i) security cameras and related equipment and (ii) a satellite receiver for cable television to the Premises, each located on the outside of the Premises in areas approved by Landlord.

13.    Signs.
(a)    All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Landlord’s prior written approval and shall conform in all respects to Landlord’s requirements. Tenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any fascia or monument signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Landlord’s prior written consent. Landlord shall not be required to notify Tenant of whether it consents to any sign until it (b) has received detailed, to-scale drawings thereof specifying design, material composition, color scheme, and method of installation, and (c) has had a reasonable opportunity to review them. Upon surrender or vacation of the Premises, Tenant shall have removed all signs and repair, paint, and/or replace the building fascia surface to which its signs are attached. If Tenant constructs a Landlord-approved monument sign on the Building grounds, Landlord may elect to have Tenant leave the monument sign, in which case Tenant shall remove Tenant’s sign panel from the monument sign and restore any damage caused thereby, or have Tenant remove the entire monument sign and restore the Building grounds to their prior condition. Tenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments.
(a)    So long as (i) Tenant is in occupancy of the Premises; and (ii) Tenant has not assigned the Lease or sublet any part of the Premises, Tenant shall have the right, at Tenant’s expense, to install a corporate identification sign on the exterior of the Building above the entry to the Premises (the “Building Sign”); provided that (i) Tenant obtains all necessary approvals from any governmental authorities having jurisdiction over Tenant, the Project, or the Building Sign, (ii) the Building Sign conforms to all applicable laws, rules and regulations of any governmental authorities having jurisdiction over the Building Sign or the Project and all restrictive covenants applicable to the Project, (iii) the Building Sign conforms to the signage specifications for the Project, and (iv) Tenant obtains Landlord’s written consent, which consent shall not be unreasonably withheld, to any proposed signage and lettering prior to its fabrication and installation. To obtain Landlord’s consent, Tenant shall submit design drawings to Landlord showing the type and sizes of all lettering; the colors, finishes and types of materials used. Tenant shall pay all costs associated with the Building Sign, including without limitation, installation expenses, maintenance and repair costs, utilities and insurance. Tenant agrees that, subject to inclusion in Operating Expenses, Landlord shall have the right to temporarily remove and replace the Building Sign in connection with and during the course of any repairs, changes, alterations, modifications, renovations or additions to the Project. Tenant shall maintain the Building Sign in good condition. Upon expiration or earlier termination of the Lease, Tenant shall, at its sole cost and expense, remove the Building Sign, and repair all damage caused by such removal. If during the Term (y) Tenant vacates the Premises for a period of 90 or more consecutive days; or (z) Tenant assigns the Lease or subleases the entire Premises, then Tenant’s rights granted herein with respect to the Building Sign will terminate and Landlord may remove the Building Sign at Tenant’s sole cost and expense.
14.    Parking. Tenant shall be entitled to the exclusive use of (a) the two hundred nineteen (219) vehicular parking spaces identified as “Tenant’s Parking Spaces” on Exhibit F attached hereto and (b) the fifty-one (51) trailer parking spaces identified as “Tenant’s Trailer Spaces” on Exhibit F attached hereto. Within the “Tenant Parking Spaces” Tenant shall have the right to dedicate certain parking spaces with signage for management, employee of the month etc., provided that Tenant obtains Landlord’s prior approval of such signage, which approval shall not be unreasonably withheld. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, provided that if any other tenants of the Project are interfering with Tenant’s parking rights hereunder, Landlord shall use commercially reasonable efforts to cause such interference to stop. All motor vehicles (including all contents thereof) shall be parked in the Project’s parking areas at the sole risk of Tenant, it being expressly agreed and understood Landlord has no duty to insure any of said motor vehicles (including the contents thereof), and Landlord is not responsible for the protection and security of such vehicles. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, LANDLORD SHALL HAVE NO LIABILITY WHATSOEVER FOR ANY PROPERTY DAMAGE OR LOSS WHICH MIGHT OCCUR ON THE PARKING AREAS OR AS A RESULT OF OR IN CONNECTION WITH THE PARKING OF MOTOR VEHICLES IN ANY OF THE PARKING SPACES.
15.    Restoration.
(a)    If at any time during the Lease Term the Premises are damaged by a fire or other casualty, Landlord shall notify Tenant within forty-five (45) days after such damage as to the amount of time Landlord reasonably estimates it will take to restore the Premises. If the restoration time is estimated to exceed 180 days from the date Landlord receives all permits, approvals, and licenses required to begin reconstruction, either Landlord or Tenant may elect to terminate this Lease upon notice to the other party given no later than thirty (30) days after Landlord’s notice. If neither party elects to terminate this Lease or if Landlord estimates that restoration will take 180 days or less, then, subject to receipt of sufficient insurance proceeds, Landlord shall promptly restore the Premises excluding the improvements installed by Tenant or by Landlord and paid by Tenant, subject to delays arising from the collection of insurance proceeds or from Force Majeure events. Tenant at Tenant’s expense shall promptly perform, subject to delays arising from (i) the collection of insurance proceeds, (ii) Force Majeure events, or (iii) delays in Landlord’s restoration obligations, all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either party may terminate this Lease upon thirty (30) days written notice to the other if the Premises are damaged during the last year of the Lease Term and Landlord reasonably estimates that it will take more than thirty (30) days to repair such damage.
(b)    If the Premises are destroyed or substantially damaged by any peril not covered by the insurance maintained by Landlord or any Landlord’s mortgagee requires that insurance proceeds be applied to the indebtedness secured by its mortgage (defined hereinafter), Landlord may terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after such destruction or damage or such requirement is made known by any such Landlord’s mortgagee, as applicable, whereupon all rights and obligations hereunder shall cease and terminate, except for any liabilities of Tenant which accrued prior to Lease termination.
(c)    If such damage or destruction is caused by the act(s) or omission(s) of Tenant or a Tenant-Related Party, Tenant shall pay to Landlord with respect to any damage to the Premises and/or Project the amount of the commercially reasonable deductible under Landlord’s insurance policy within ten (10) days after presentment of Landlord’s invoice. Base Rent shall be abated for the period of repair and restoration in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises; provided, however, that Tenant shall not be entitled to any abatement of Base Rent in the event such damage or destruction resulted from the gross negligence or willful misconduct of Tenant or a Tenant-Related Party. Such abatement, if any, shall be the sole remedy of Tenant, and except as provided herein, Tenant waives any right to terminate the Lease by reason of damage or casualty loss.
16.    Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and (a) the Taking would prevent or materially interfere with Tenant’s use of the Premises, (a) in Landlord’s judgment would materially interfere with or impair its ownership or operation of the Project or (a) as a result of such Taking, Landlord’s mortgagee accelerates the payment of any indebtedness securing all or a portion of the Project, then upon written notice by Landlord this Lease shall terminate and Base Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and Landlord shall restore the Premises to its condition prior to the Taking; provided, however, Landlord’s obligation to so restore the Premises shall be limited to the award Landlord receives in respect of such Taking that is not required to be applied to the indebtedness secured by a mortgage. In the event of any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately awarded or recoverable by Tenant for moving expenses and damage to Tenant’s Trade Fixtures, if a separate award for such items is made to Tenant. This Section 16 shall be Tenant’s sole and exclusive remedy in the event of any taking and Tenant hereby waives any rights and the benefits of any statute granting Tenant specific rights in the event of a Taking which are inconsistent with the provisions of this Section 16.
17.    Assignment and Subletting.
(a)    Without Landlord’s prior written consent, Tenant shall not assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises (each being a “Transfer”) and any attempt to do any of the foregoing shall be void and of no effect. For purposes of this Section 17, a transfer of the ownership interests controlling Tenant shall be deemed a Transfer of this Lease unless such ownership interests are publicly traded. Notwithstanding the above, Tenant may assign or sublet the Premises, or any part thereof, to any entity controlling, controlled by, or under common control with the original Tenant named herein (a “Tenant Affiliate”) having a Tangible Net Worth not less than the Tangible Net Worth of Tenant as of the date hereof, without the prior written consent of Landlord; provided, however, Tenant shall provide at least ten (10) days written notice prior to assigning this Lease to, or entering into any sublease with, any Tenant Affiliate and shall include all documentation establishing the Tenant Affiliate’s Tangible Net Worth in such notice. “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises. Any subsequent Transfer by a Tenant Affiliate shall be subject to the terms of this Section 17. Tenant shall reimburse Landlord for Landlord’s reasonable out-of-pocket expenses in connection with any Transfer, other than to a Tenant Affiliate; provided that such reimbursement shall not exceed $1,500 for any one request so long as Tenant does not request any changes to this Lease or to Landlord’s standard form of consent. Upon Landlord’s receipt of Tenant’s written notice of a desire to assign this Lease or sublet the entire Premises (other than to a Tenant Affiliate), Landlord may, by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice, terminate this Lease with respect to the space described in Tenant’s notice, as of the date specified in Tenant’s notice for the commencement of the proposed assignment or sublease. Tenant acknowledges and agrees that Landlord may withhold its consent to any proposed assignment or subletting for any reasonable basis including, but not limited to: A) Tenant is in default of this Lease; A) an assignee is unwilling to assume in writing all of Tenant’s obligations hereunder; A) the assignee or subtenant has a financial condition which is reasonably unsatisfactory to Landlord or Landlord’s mortgagee; A) the Premises will be used for different purposes than those set forth in Section 3(a) or for a use requiring or generating any Hazardous Substance, or A) the proposed assignee or subtenant or an affiliate thereof is an existing tenant in the Project or is or has been in discussions with Landlord regarding space within the Project.

(b)    Notwithstanding any Transfer, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Tenant’s other obligations under this Lease (regardless of whether Landlord’s approval has been obtained for any such Transfer). In the event that the rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus the rent payable under the remaining portion of the Premises, and any bonus or other consideration therefor or incident thereto) exceeds the rental payable under this Lease after deducting reasonable out-of-pocket third party transaction expenses including commissions, legal fees and costs of improvements (which rental shall be calculated on a per square foot basis if less than the entire Premises is subleased), then Tenant shall be bound and obligated to pay Landlord as additional rent hereunder fifty percent (50%) of all such excess rental and other excess consideration, together with all sales, use, transaction privilege, or other excise tax that may at any time be levied or imposed upon said excess rental and other excess consideration, within ten (10) days following receipt thereof by Tenant.
(c)    If this Lease is assigned or if the Premises is subleased (whether in whole or in part) or in the event of the mortgage, pledge, or hypothecation of Tenant’s leasehold interest or grant of any concession or license within the Premises or if the Premises be occupied in whole or in part by anyone other than Tenant, then upon a default by Tenant hereunder Landlord may collect rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding subsection, apply the amount collected to the next rent payable hereunder; and all such rentals collected by Tenant shall be held in trust for Landlord and immediately forwarded to Landlord. No such transaction or collection of rent or application thereof by Landlord, however, shall be deemed a waiver of these provisions or a release of Tenant from the further performance by Tenant of its covenants, duties, or obligations hereunder. Any approved assignment or sublease shall be expressly subject to the terms and conditions of this Lease. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. Notwithstanding anything to the contrary contained in this Lease, if Tenant or any proposed transferee claims that Landlord has unreasonably withheld or delayed its consent under this Section 17 or otherwise has breached or acted unreasonably under this Section 17, their sole remedies shall be a declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all applicable laws, on behalf of the proposed transferee.
18.    Indemnification. To the fullest extent permitted by law, and subject to the provisions of Section 9(g) hereof, Tenant agrees to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord, and Landlord’s agents, employees and contractors, from and against any and all claims, demands, losses, liabilities, causes of action, suits, judgments, damages, costs and expenses (including attorneys’ fees through all levels of proceedings) arising from any occurrence on the Premises, the use and occupancy of the Premises, or from any activity, work, or thing done, permitted or suffered by Tenant or any Tenant-Related Party in or about the Premises or due to any other act or omission of Tenant or a Tenant-Related Party (other than any loss arising from the sole or gross negligence of Landlord or its agents), EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS, AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. THIS INDEMNITY PROVISION IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT AS PROVIDED ABOVE WHEN LANDLORD OR ITS AGENTS ARE JOINTLY, COMPARATIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. This indemnity provision shall survive termination or expiration of this Lease. The furnishing of insurance required hereunder shall not be deemed to limit Tenant’s obligations under this Section 18.
19.    Inspection and Access. Landlord and its agents, representatives, and contractors may enter the Premises at any reasonable time with at least 48 hours advance written notice to Tenant (or at anytime and without notice in the event of an emergency) to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Lease and for any other business purpose. Such notice shall include the date, time and purpose of the intended entry. Landlord and Landlord’s representatives may enter the Premises during business hours (with at least 48 hours advance written notice to Tenant) for the purpose of showing the Premises to prospective purchasers, lenders or, during the last year of the Lease Term, to prospective tenants. Landlord may erect a suitable sign on the Premises stating the Premises are available to let or that the Project is available for sale. Landlord may grant easements, make public dedications, designate common areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction materially interferes with Tenant’s use or occupancy of the Premises. At Landlord’s request, Tenant shall execute such instruments as may be necessary for such easements, dedications or restrictions.
20.    Quiet Enjoyment. If Tenant shall perform all of the covenants and agreements herein required to be performed by Tenant, Tenant shall, subject to the terms of this Lease, any ground lease, mortgage or deed of trust now or hereafter encumbering the Premises and all matters of record, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord, but not otherwise.
21.    Surrender. No act by Landlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. Upon termination of the Lease Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 15 and 16 excepted. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for a joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or to participate in such joint inspection, Landlord’s inspection shall be deemed conclusive for purposes of determining Tenant’s responsibility for repairs and restoration. No such performance by Landlord shall create any liability on the part of Landlord whatsoever. Any Trade Fixtures, Tenant-Made Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including indemnity obligations, payment obligations with respect to Operating Expenses and all obligations concerning the condition and repair of the Premises. If Tenant fails to perform any obligation prior to the expiration or earlier termination of this Lease, Landlord may, but shall not be obligated to, perform such obligation and Tenant shall pay Landlord all costs associated therewith, plus an administrative fee of 10% of such costs, promptly upon Landlord’s delivery to Tenant of an invoice therefor, and any time required by Landlord to complete such obligations shall be considered a period of holding over and the terms of Section 22 shall apply. Notwithstanding any provision or inference to the contrary herein contained, in the event that Tenant fails to deliver to Landlord (and surrender possession of) all of the Premises upon the expiration or earlier termination of this Lease (or the applicable portion of the Premises if this Lease expires or terminates as to only a portion of the Premises) on the date of expiration or earlier termination, then Landlord may, without judicial process and without notice of any kind, immediately enter upon and take absolute possession of the Premises or applicable portion thereof, expel or remove Tenant and any other person or entity who may be occupying the Premises or applicable portion thereof, change the locks to the Premises or applicable portion thereof (in which event, Tenant shall have no right to any key for the new locks), and take any other actions as are necessary for Landlord to take absolute possession of the Premises or applicable portion thereof. The foregoing rights are without prejudice and in addition to, and shall not in any way limit Landlord’s rights under, Section 22 below.
22.    Holding Over. If Tenant fails to vacate the Premises after the termination of the Lease Term, Tenant shall be, at Landlord’s sole election, a tenant at will or at sufferance, and Tenant shall pay, in addition to any other rent or other sums then due Landlord, a daily base rental equal to 125% of the Base Rent in effect on the expiration or termination date for the first two holdover months and 150% thereafter, even if Landlord consents to such holdover (which consent shall be effective only if in writing). Tenant shall also be liable for all Operating Expenses incurred during such holdover period. In addition, Tenant shall be liable for all damages (including attorneys’ fees and expenses through all levels of proceedings) of whatever type (including consequential damages) incurred by Landlord as a result of such holding over. No holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 22 shall not be construed as consent for Tenant to retain possession of the Premises.
23.    Events of Default. Each of the following events shall be an event of default (“Event of Default”) by Tenant under this Lease:

(a)    Tenant shall fail to pay any installment of Base Rent or any other payment required herein when due, and such failure shall continue for a period of seven (7) days from the date such payment was due; provided that the first such failure during any calendar year shall not be an Event of Default if Tenant pays the amount due within ten (10) days after Tenant’s receipt of written notice that such payment was not made when due.
(b)    Tenant or any guarantor or surety of Tenant’s obligations hereunder shall A) make a general assignment for the benefit of creditors; A) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); A) become the subject of any Proceeding for Relief which is not dismissed within sixty (60) days of its filing or entry; or A) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).
(c)    Any insurance required to be maintained by Tenant pursuant to this Lease shall be cancelled or terminated or shall expire or shall be reduced or materially changed, except, in each case, as permitted in this Lease.
(d)    For a period of ninety (90) days or greater, Tenant shall fail to occupy or shall abandon or vacate the Premises or shall fail to continuously operate its business at the Premises for the Permitted Use set forth herein without providing notice to Landlord, whether or not Tenant is in monetary or other default under this Lease.
(e)    Tenant shall attempt or there shall occur any assignment, subleasing or other transfer of Tenant’s interest in or with respect to this Lease except as otherwise permitted in this Lease.
(f)    Tenant shall fail to discharge or bond over any lien placed upon the Premises in violation of this Lease within thirty (30) days after receiving written notice of any such lien or encumbrance being filed against the Premises.
(g)    Tenant shall fail to execute any instrument of subordination or attornment or any estoppel certificate within the time periods set forth in Sections 27 and 29 respectively following Landlord’s request for the same.
(h)    Tenant shall breach any of the requirements of Section 30 and such failure shall continue for a period of five (5) days or more after notice from Landlord to Tenant.
(i)    Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 23, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Landlord shall have given Tenant written notice of such default.
(j)    The failure of Tenant or a Tenant-Related Party to observe or comply with any of the rules and regulations of the Project as the same may be amended from time to time, and such failure shall continue for five (5) days or more after written notice from Landlord to Tenant; provided, however, that if Tenant or a Tenant-Related Party shall breach the same rule or regulation more than two (2) times in any twelve (12) month period, then the third (3rd) such violation shall be deemed an Event of Default (without any notice).
24.    Landlord’s Remedies.
(a)    Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Landlord may at any time thereafter at its election: (A) terminate this Lease, (A) terminate Tenant’s right of possession, (but Tenant shall remain liable as hereinafter provided), (A) perform Tenant’s obligations and Tenant shall pay to Landlord, as additional rent, Landlord’s costs incurred to perform the same, plus an administrative fee equal to 15% of such costs, and/or (A) pursue any other remedies available to Landlord at law or in equity. Upon the termination of this Lease or termination of Tenant’s right of possession, it shall be lawful for Landlord, without formal demand or notice of any kind, to re-enter the Premises by summary dispossession proceedings or any other action or proceeding authorized by law and to remove Tenant and all persons and property therefrom. If Landlord re-enters the Premises, Landlord shall have the right to keep in place and use, or remove and store, at Tenant’s sole cost and expense and without any liability therefor, all of the furniture, fixtures and equipment at the Premises. Tenant shall not be entitled to recover possession of the Premises, terminate this Lease, or recover any actual, incidental, consequential, punitive, statutory or other damages or award of attorneys’ fees, by reason of Landlord’s alteration or change of any lock or other security device and the resulting exclusion from the Premises of the Tenant or Tenant’s agents, servants, employees, customers, licensees, invitees or any other persons from the Premises. Tenant acknowledges that the provisions of this subparagraph of this Lease supersede the Texas Property Code and Tenant further warrants and represents that it hereby knowingly waives any rights it may have thereunder.
(b)    If Landlord terminates this Lease, Landlord may recover from Tenant the sum of: all Base Rent and all other amounts accrued hereunder to the date of such termination; the cost of reletting the whole or any part of the Premises, including brokerage fees and/or leasing commissions incurred by Landlord, and costs of removing and storing Tenant’s or any other occupant’s property, repairing, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs through all levels of proceedings; and an amount in cash equal to (A) the then present value of the Base Rent and other amounts payable by Tenant under this Lease as would otherwise have been required to be paid by Tenant to Landlord during the period following the termination of this Lease measured from the date of such termination to the expiration date stated in this Lease minus (A) the then present fair rental value of the Premises for such period. Such present values shall be calculated at a discount rate equal to the 90-day U.S. Treasury bill rate at the date of such termination.
(c)    If Landlord terminates Tenant’s right of possession (but not this Lease), then without releasing Tenant from any liability hereunder and without demand or notice of any kind to Tenant Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Lease Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Base Rent due hereunder. For the purpose of such reletting Landlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Landlord deems reasonably necessary or desirable. If the Premises are not relet, then Tenant shall pay to Landlord as damages a sum equal to the amount of the rental reserved in this Lease for such period or periods, plus the cost of recovering possession of the Premises (including attorneys’ fees and costs of suit through all levels of proceedings), the unpaid Base Rent and other amounts accrued hereunder at the time of repossession, and the costs incurred in any attempt by Landlord to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Landlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including attorneys’ fees and costs of suit through all levels of proceedings), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom] to satisfy the rent provided for in this Lease to be paid, then Tenant shall immediately satisfy and pay any such deficiency. Any such payments due Landlord shall be made upon demand therefor from time to time and Tenant agrees that Landlord may file suit to recover any sums falling due from time to time. Notwithstanding any such reletting without termination, Landlord may at any time thereafter elect in writing to terminate this Lease for such previous breach.
(d)    Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Lease by Landlord, whether by agreement or by operation of law. Any law, usage, or custom to the contrary notwithstanding, Landlord shall have the right at all times to enforce the provisions of this Lease in strict accordance with the terms hereof; and the failure of Landlord at any time to enforce its rights under this Lease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Lease or as having modified the same. Pursuit of any of the forgoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law. Tenant and Landlord further agree that forbearance or waiver by Landlord to enforce its rights pursuant to this Lease or at law or in equity shall not be a waiver of Landlord’s right to enforce one or more of its rights in connection with any subsequent default. A receipt by Landlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Landlord of any provision of this Lease shall be deemed to have been made unless expressed in writing and signed by Landlord. To the greatest extent permitted by law, Tenant waives the service of notice of Landlord’s intention to re-enter as provided for in any statute, or to institute legal proceedings to that end, and also waives all right of redemption in case Tenant shall be dispossessed by a judgment or by warrant of any court or judge. The terms “enter,” “re-enter,” “entry” or “re-entry,” as used in this Lease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Landlord in its sole discretion may determine (including a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Landlord shall not be liable, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or collect rent due in respect of such reletting.
(e)    Both Landlord and Tenant shall each use commercially reasonable efforts to mitigate any damages resulting from a default of the other party under this Lease. Landlord and Tenant stipulate and agree that Landlord’s obligation to mitigate damages after a default by Tenant under this Lease shall be satisfied in full if Landlord undertakes to lease the Premises to another tenant in accordance with the following criteria:
(1)    Beginning no sooner than thirty (30) days after Tenant physically vacates the Premises and continuing until the Premises have been relet, Landlord (B) places a “For Lease” sign on the Premises, Building and/or at the Project, (C) markets the Premises to commercial real estate brokers, (D)includes the Premises in Landlord’s inventory of available space, which is made available to commercial real estate brokers, (E) includes the Premises in Landlord’s regularly published advertising, if any, of available space, and (F) shows the Premises to prospective tenants, if requested;
(2)    Landlord, without breaching any duty it may have to mitigate damages, may (G)lease other vacant space in Landlord’s inventory prior to reletting the Premises, (H) refuse to relet the Premises to any prospective tenant that does not meet Landlord’s leasing guidelines and credit requirements, (I) relet all or part of the Premises at the then fair market rental value, which may be equal to or greater than the Base Rent and or any additional rent, (J) relet the Premises on terms different from those in this Lease, including the length of the term and any lease concessions comparable to those then being offered for comparable space in light of market conditions, and (K) may but shall not be obligated to make improvements or alterations to the Premises, unless Tenant pays such costs to Landlord in advance;
(3)    Unless a court of competent jurisdiction holds in a final judgment that Landlord (L) had a duty to mitigate damages under this Lease and (M) failed to comply with the requirements of this Section 24(e) and such failure caused an avoidable and quantifiable increase in Landlord’s damages, Tenant shall remain liable for Base Rent, additional rent and all costs which Landlord is entitled hereunder, as well as any and all actual, incidental, and consequential damages, court costs, interest, and attorneys’ fees through all levels of proceedings arising from an Event of Default; and
(4)    TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXPRESS OBLIGATIONS SET FORTH IN THIS SECTION 24(e) ARE OBJECTIVELY REASONABLE AND SATISFY ANY OBLIGATION LANDLORD MAY HAVE TO MITIGATE ITS DAMAGES.
25.    Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). All obligations of Landlord hereunder shall be construed as covenants, not conditions; and Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder. Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligations or the right to terminate this Lease or withhold rent on account of any Landlord default. Additionally, TENANT HEREBY WAIVES ITS STATUTORY LIEN UNDER SECTION 91.004 OF THE TEXAS

PROPERTY CODE. All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” as used in this Lease shall mean only the owner, for the time being of the Premises, and in the event of the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Lease Term upon each new owner for the duration of such owner’s ownership. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or Project shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency.
26.    Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.
27.    Subordination.
(a)    This Lease and Tenant’s interest and rights hereunder are and shall be subject and subordinate at all times to the lien of any deed of trust or mortgage or any ground lease, now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant. Tenant agrees, at the election of the holder of any such mortgage, to attorn to any such holder. The provisions of this Section 27 shall be self-operative and no further instrument shall be required to effect such subordination or attornment; however, Tenant agrees to execute, acknowledge and deliver such instruments, confirming such subordination and such instruments of attornment as shall be requested by any such holder within ten (10) days of such request. Tenant’s obligation to furnish each such instrument requested hereunder in the time period provided is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each instrument shall be deemed an Event of Default. Tenant hereby appoints Landlord attorney in fact for Tenant irrevocably (such power of attorney being coupled with an interest) to execute, acknowledge and deliver any such instrument and instruments for and in the name of the Tenant if Tenant fails to execute and deliver such instrument within ten (10) days after Landlord’s written request thereof, and to cause any such instrument to be recorded.
(b)    Notwithstanding the foregoing, any such holder may at any time subordinate its mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such mortgage without regard to their respective dates of execution, delivery or recording and in that event such holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such mortgage and had been assigned to such holder. The term “mortgage” whenever used in this Lease shall be deemed to include deeds of trust, security assignments and any other encumbrances, and any reference to the “holder” of a mortgage shall be deemed to include the beneficiary under a deed of trust.
(c)    Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Tenant, and affording such mortgage holder a reasonable opportunity to perform Landlord’s obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Lease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.
28.    Mechanic’s Liens. Tenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Landlord or Tenant in, the Premises or the Project or to charge the rentals payable hereunder for any claim in favor of any person dealing with Tenant, including those who may furnish materials or perform labor for any construction or repairs. Tenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Landlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Landlord in the Premises or under this Lease. Tenant shall give Landlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged (by payment or bond) within thirty (30) days after Tenant receives written notice of the filing or recording thereof; provided, however, Tenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Tenant causes such lien or encumbrance to be bonded or insured over in a manner satisfactory to Landlord within such thirty (30) day period.
29.    Estoppel Certificates. Tenant agrees, from time to time, within ten (10) days after request of Landlord, to execute and deliver to Landlord, or Landlord’s designee, any estoppel certificate requested by Landlord, stating that this Lease is in full force and effect, the date to which rent has been paid, that Landlord is not in default hereunder (or specifying in detail the nature of Landlord’s default), the termination date of this Lease and such other matters pertaining to this Lease as may be requested by Landlord. Tenant’s obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Landlord’s execution of this Lease and any failure of Tenant to timely deliver each estoppel certificate shall be deemed an Event of Default. No cure or grace period provided in this Lease shall apply to Tenant’s obligation to timely deliver an estoppel certificate. Tenant hereby irrevocably appoints Landlord as its attorney in fact to execute on its behalf and in its name any such estoppel certificate if Tenant fails to execute and deliver the estoppel certificate within ten (10) days after Landlord’s written request thereof.
30.    Environmental Compliance.
(a)    The term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Pollution Prevention Act; the Oil Pollution Act; the Emergency Planning & Community Right-to-Know Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Sections 4 and 31 of this Lease. The term “Hazardous Substance” means and includes any substance or material or element, compound or mixture thereof that is or could be regulated under any Environmental Requirement or that may pose a threat to human health and/or the environment, including any substance or material, any solid waste, hazardous waste, hazardous substance, chemical substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (“PCBs”)), and/or radioactive material. For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the “owner” and “operator” of Tenant’s “facility” and the “owner” of all Hazardous Substances brought on the Premises by Tenant or a Tenant-Related Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.
(b)    Except for Hazardous Substances contained in sealed products sold by Tenant, and Hazardous Substances in de minimis quantities for ordinary cleaning and office purposes, Tenant shall not permit or cause any party to bring any Hazardous Substance upon the Premises or the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises or the Project without Landlord’s prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant’s transportation, storage, use, generation, manufacture, disposal or release of Hazardous Substances on the Premises, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or Project of any Environmental Requirement.
(c)    Tenant, at its sole cost and expense, shall remove all Hazardous Substances stored, disposed of or otherwise released by Tenant or a Tenant-Related Party onto or from the Premises, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises, unless specifically authorized in advance by the Landlord in writing. Tenant shall perform such work at any time during the period of the Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant’s right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant’s right to possession terminates or expires (whichever is earlier), Landlord may at its sole discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant’s cost. Tenant shall pay all costs incurred by Landlord in performing such work, plus an administrative fee of 15% of such costs, within ten (10) days after Landlord’s request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Substances for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Substances that have been disposed of or otherwise released onto or from the Premises without the prior written approval of the Landlord.
(d)    Tenant shall indemnify, defend, and hold harmless Landlord, its agents and employees from and against any and all losses (including diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including reasonable attorneys’ fees through all levels of proceedings, consultant fees and/or expert fees and including removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Section 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Substances or any breach of the requirements under this Section 30 by Tenant or a Tenant-Related Party regardless of whether Tenant had knowledge of such noncompliance and REGARDLESS OF WHETHER SUCH NONCOMPLIANCE IS ALLEGED TO BE CAUSED BY THE JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OF LANDLORD, ITS AGENTS OR EMPLOYEES. The obligations of Tenant under this Section 30 shall survive any termination of this Lease.
(e)    Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant’s compliance with Environmental Requirements, its obligations under this Section 30, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord’s prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant’s operations. Such inspections and tests shall be conducted at Landlord’s expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for all of Landlord’s costs of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Substance onto or from the Premises. Tenant shall, within five (5) days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Substance onto or from the Premises.
(f)    In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this Section 30 that is not cured within thirty (30) days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this Section 30 are in addition to and not in lieu of any other provision in the Lease.
31.    Rules and Regulations. Tenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project. The current rules and regulations are attached hereto. In the event of any conflict between said rules and regulations and other provisions of this Lease, the other terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project.

32.    Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.
33.    Force Majeure. Landlord shall not be held responsible for delays in the performance of its obligations hereunder when caused by strikes, lockouts, labor disputes, acts of God, acts of terrorism, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits, enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Landlord (“Force Majeure”).
34.    Entire Agreement. This Lease constitutes the complete and entire agreement of Landlord and Tenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Landlord or Tenant, or anyone acting on behalf of Landlord or Tenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Lease. This Lease may not be amended except by an instrument in writing signed by both parties hereto.
35.    Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.
36.    Brokers. Tenant represents and warrants that it has dealt with no broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the Brokers set forth on page ii of this Lease, and Tenant agrees to indemnify and hold Landlord harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with Tenant with regard to this leasing transaction. Landlord will pay the Brokers a commission in connection with this Lease pursuant to separate written agreements between Landlord and the Brokers.
37.    Landlord’s Lien/Security Interest. Intentionally omitted.
38.    Relocation. Intentionally omitted.
39.    Miscellaneous.
(a)    Any payments or charges due from Tenant to Landlord hereunder shall be considered rent for all purposes of this Lease.
(b)    If and when included within the term “Tenant,” as used in this Lease, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Tenant.
(c)    All notices required or permitted to be given under this Lease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, with proof of delivery and postage prepaid, or by hand delivery and sent to the Notice Address for each party noted on the first page of this Lease. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon first attempted delivery.
(d)    Except as otherwise expressly provided in this Lease or as otherwise required by law, Landlord retains the absolute right to withhold any consent or approval.

(e)    At Landlord’s request from time to time Tenant shall furnish Landlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Tenant and certified by the Tenant’s Chief Financial Officer. Landlord shall hold such financial statements and information in confidence, and shall not disclose the same except: (A) to Landlord’s lenders or potential lenders, (A) to potential purchasers of all or a portion of the Project, (A) to attorneys, accountants, consultants or other advisors, (A) otherwise as reasonably necessary for the operation of the Project or administration of Landlord’s business or (A) if disclosure is required by any law and/or any judicial or administrative order or ruling.
(f)    Neither this Lease nor a memorandum of lease shall be filed by or on behalf of Tenant in any public record; provided however, that Tenant may file a copy of this Lease and disclose the economic terms in any filing to the Securities and Exchange Commission or other applicable governmental agencies. Landlord may prepare and file, and upon request by Landlord, Tenant will execute a memorandum of lease.
(g)    Each party acknowledges that it has had the opportunity to consult counsel with respect to this Lease, and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto.
(h)    The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties and, at Landlord’s option, Landlord’s receipt of the Guaranty executed by Guarantor.
(i)    Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.
(j)    Except as otherwise provided in this Lease, any amount not paid by Tenant within five (5) days after its due date in accordance with the terms of this Lease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or fifteen percent (15%) per year. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.
(k)    Construction and interpretation of this Lease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.
(l)    Time is of the essence as to the performance of Tenant’s obligations under this Lease.
(m)    All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. In the event of any conflict between such exhibits or addenda (other than the rules and regulations) and the terms of this Lease, such exhibits or addenda shall control. In the event of a conflict between the rules and regulations attached hereto and the terms of this Lease, the terms of this Lease shall control.
(n)    If either party should prevail in any litigation instituted by or against the other related to this Lease, the prevailing party, as determined by the court, shall receive from the non-prevailing party all costs and reasonable attorneys’ fees through all levels of proceedings (payable at standard hourly rates) incurred in such litigation, including costs on appeal, as determined by the court.

(o)    There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.
(p)    To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.
(q)    Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.
(r)    Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Legal Requirements and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to a Tenant-Related Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.
(s)    Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is and will remain during the Term a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, that each person signing on behalf of Tenant is authorized to do so, and that Tenant’s organizational identification number assigned by the Delaware Department of State is 5421261. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.
(t)    In any legal proceeding that is brought by Landlord to enforce this Lease or any guaranty of this Lease (if any), or that arises out of a dispute in connection with this Lease or any guaranty of this Lease (if any), Landlord shall have the right to file suit in, or, if such suit has been filed or proceeding has been instituted by any person or entity other than Landlord, to transfer such suit or proceeding to any court of competent jurisdiction in the State and County in which the Project is located. Tenant and any guarantor of this Lease (if any), hereby irrevocably accept and consent to jurisdiction of any such court, and each irrevocably, knowingly, and voluntarily waives its right to object to jurisdiction of any such court, and irrevocably agrees to be bound by any final, non-appealable judgment rendered by any such court in connection herewith. Tenant and any guarantor of this Lease (if any) hereby agree that venue shall be proper in the state in which the Project is located, and each irrevocably waives its right to challenge the propriety of appropriateness, or to assert the inconvenience, of venue in such state and County.
(u)    Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps, easement agreements and covenants, conditions and restrictions, so long as such easements, rights, dedications, maps and covenants, conditions and restrictions do not unreasonably interfere with the permitted use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents upon request of Landlord and failure to do so shall constitute a material breach of this Lease.

(v)    Landlord and Tenant agree that all administrative fees and late charges prescribed in this Lease are reasonable estimates of the costs that Landlord will incur by reason of Tenant’s failure to comply with the provisions of this Lease, and the imposition of such fees and charges shall be in addition to all of Landlord’s other rights and remedies hereunder or at law, and shall not be construed as a penalty. Further, Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code, as it may be amended or succeeded.
(w)    Landlord shall have the right to transfer and assign, in whole or in part, any of its rights under this Lease, and in the Building or Project; and to the extent that such assignee assumes Landlord's obligations hereunder, Landlord shall by virtue of such assignment be released from such obligation.
(x)    Landlord and Tenant acknowledge and agree that this lease, including all exhibits and addenda a part hereof, is not a construction contract or an agreement collateral to or affecting a construction contract.
(y)    Landlord may, in Landlord’s sole and absolute discretion, elect to pursue or maintain sustainability certifications for the Project (or portions thereof), or otherwise implement sustainability initiatives or practices with for the Project (as such sustainability initiatives and practices are to be determined by Landlord, from time to time). In the event that Landlord elects to pursue or maintain any such certifications, initiatives, or practices, Tenant shall promptly and reasonably cooperate with the Landlord’s efforts in connection therewith and provide Landlord with any documentation and information it may need in connection with the same (which cooperation may include, but shall not be limited to, Tenant complying with certain standards pertaining to the purchase of materials used in connection with any Tenant-Made Alterations or improvements undertaken by or on behalf of the Tenant in the Project, the sharing of documentation pertaining to any Tenant-Made Alterations or improvements undertaken by or on behalf of Tenant in the Project, and the sharing of Tenant’s billing information pertaining to trash removal and recycling related to Tenant’s operations in the Project). Landlord shall have the right to conduct periodic surveys and to gather feedback from Tenant with respect to sustainability efforts and related matters, and Tenant shall complete any such surveys (and otherwise respond to written requests for information from Landlord) to the best knowledge of Tenant.
40.    Waiver of Consumer Rights. TENANT HEREBY WAIVES ALL ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES ‑ CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ. OF THE TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.
41.    City Incentives.
Tenant expects the City of DeSoto, Texas (the “City”) to provide certain tax incentives in connection with Tenant’s occupancy of the Premises (the actual incentives received, the “City Incentives”). Landlord and Tenant anticipate that the City Incentives will be provided through either a reduction in Taxes payable with respect to the Project or as a rebate paid to Landlord. Landlord agrees to provide to Tenant the full benefit of the City Incentives actually received by Landlord by either reducing the amount of Taxes payable by Tenant under this Lease by the amount of the City Incentives received (if Landlord receives the City Incentives through a reduction in Taxes) or by paying to Tenant any City Incentives actually received by Landlord in the form of a rebate (after deducting any amounts then due and payable by Tenant under this Lease). Nothing contained herein shall be construed as a guaranty by Landlord of Tenant’s right or ability to receive the City Incentives and the City’s failure to provide any City Incentives shall not affect Landlord’s and Tenant’s respective rights and obligations under this Lease; provided that Landlord shall be required to provide Tenant the full benefit of any City Incentives actually received by Landlord as stated herein.
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[SIGNATURE PAGE TO LEASE AGREEMENT]
IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.
LANDLORD:

HLIT II CTC 3, L.P., a
Texas limited partnership

By:    HLIT II GP, LLC, a
Texas limited liability company,
Its general partner

By:    /s/ Larry Blair
Name:    Larry Blair
Title:    SVP

TENANT:

GLOBAL INDUSTRIAL DISTRIBUTION INC., a Delaware corporation

By: /s/ Thomas Clark
Name: Thomas Clark
Title: CFO
Execution Date: 4/23/19

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